Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Subsidiary	Place of Incorporation

REED International Group Holding Limited	Hong Kong
Reed (Xinxiang) Road Incorporation Limited	PRC
EAGER Heavy Industry Limited	PRC
Henan Reed Sanitation Services Limited	PRC